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                                                                    EXHIBIT 5.1

                       WILSON SONSINI GOODRICH & ROSATI
                           Professional Corporation
                   8911 CAPITAL OF TEXAS HIGHWAY, SUITE 3350
                              AUSTIN, TEXAS 78759
               TELEPHONE: 512-338-5400   FACSIMILE 512-338-5499
                                 WWW.WSGR.COM
                                August 3, 2000


Microtune, Inc.
2540 East Plano Parkway, Suite 188
Plano, Texas 75074

     RE: REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 to be filed by you with the Securities and Exchange Commission on August 3, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 4,600,000 shares of common stock (including shares issuable upon exercise of the underwriters' over-allotment option) of Microtune, Inc. (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with such sale and issuance of the Shares.

     It is our opinion that, assuming the shares are issued at the price established by the pricing committee and assuming that the Shares are issued and sold in the manner referred to in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation
                              /s/   Wilson Sonsini Goodrich & Rosati